Exhibit 3.130

LIMITED LIABILITY COMPANY AGREEMENT

OF

HILTON EL CON OPERATOR LLC

This Limited Liability Company Agreement (this “Agreement”) of Hilton El Con Operator LLC, a Delaware limited liability company, is entered into as of September 26, 2008, by Hilton Hotels Corporation, a Delaware corporation (“Hilton”), as the sole member (Hilton and each other person admitted to the Company in accordance with the terms of this Agreement, until such time as such person ceases to be a member of the Company, individually, a “Member” and collectively, the “Members”).

Hilton hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Hilton El Con Operator LLC (the “Company”). The Certificate of Formation of the Company has been executed, delivered and filed with the office of the Secretary of State of the State of Delaware by an “authorized person” of the Company within the meaning of the Act.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle.

5. Member. Hilton is hereby admitted as a member of the Company. The names and the addresses of the Members are set forth on Schedule A, as may be amended.

6. Certificate of Formation. Bryan Gordon, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member and each officer of the Company with a title of Senior Managing Director, Managing Director, President, Vice President, Principal, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer (each a “Designated Officer”) thereupon became the designated “authorized person” and hereby continues as the designated “authorized person” within the meaning of the Act. The Member or any Designated Officer, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member or any Designated Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

7. Management. The business and affairs of the Company shall be managed by or under the direction of a board of one or more directors designated by the Member (the “Board”). The Member may determine at any time in its sole and absolute discretion the number of directors to constitute the Board. The authorized number of directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all directors. The initial number of directors shall be two. Each director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such director’s earlier death, resignation, expulsion or removal. Directors need not be a Member. The initial directors designated by the Member are W. Steven Standefer and David A. Thompson.

8. Powers. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board has the authority to bind the Company.

9. Meeting of the Board. The Board of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Secretary on not less than one day’s notice to each director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the Secretary in like manner and with like notice upon the written request of any one or more of the directors.

10. Quorum: Acts of the Board. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

11. Electronic Communications. Members of the Board may participate in meetings of the Board by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

12. Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

13. Removal of Directors. Unless otherwise restricted by law, any director or the entire Board may be removed or expelled, with or without cause, at any time by the Member and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

14. Directors as Agents. To the extent of their powers set forth in this Agreement the directors are agents of the Company for the purpose of the Company’s business, and the actions of the directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the directors, a director may not bind the Company.

15. Officers. The initial officers of the Company shall be designated by the Member. The additional or successor officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The officers of the Company shall hold office until their successors are chosen and qualified. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial officers of the Company designated by the Member are:

Officer	Position
W. Steven Standefer	President and Treasurer

David A. Thompson	Senior Vice President and Secretary

Barry Lewin	Vice President

16. Duties of Board and Officers. Except to the extent otherwise provided herein, each director and officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

17. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any director or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, director or officer of the Company.

18. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) December 31, 2058, (b) the written consent of the Members, (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (d) at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

19. Liquidation. Upon dissolution pursuant to Section 18, the Company’s business and assets shall be liquidated in an orderly manner. The Members or their designee shall be the liquidators to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

20. Capital Contributions; Percentage Interest. The Members shall make an initial contribution to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members. The percentage interest of each Member in the Company shall be as set forth in the books and records of the Company, as amended from time to time.

21. Allocation of Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member’s percentage interest in the Company as set forth in the books and records of the Company, as amended from time to time.

22. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.

23. Assignments. A Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of any other person or entity. If a Member transfers its limited liability company interest in the Company, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

24. Resignation. A Member may resign from the Company without obtaining the prior consent of the other Members.

25. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Members.

26. Liability of Member. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

27. Indemnification. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

28. Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

29. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

30. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

MEMBER:

Hilton Hotels Corporation

By:	/s/ David A. Thompson
Name:	David A. Thompson
Title:	Senior Vice President

[LLC Agreement of Hilton El Con Operator LLC]

Schedule A

Member

Name	Address
Hilton Hotels Corporation	9336 Civic Center Drive, Beverly Hills, CA 90210